Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ChinaNet Online Holdings, Inc. (the “Company”) on Form S-3 of our report dated April 16, 2018, with respect to our audits of the consolidated financial statements of ChinaNet Online Holdings, Inc. as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 appearing in the Annual Report on Form 10-K of ChinaNet Online Holdings, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

October 30, 2018